                                VOTING AGREEMENT


         This VOTING AGREEMENT ("Agreement") is entered into on March 27, 2003 by and among PMC Capital, Inc., a Florida corporation ("Capital"), and each of the undersigned shareholders (such shareholders each individually referred to herein as a "Designated Shareholder" and collectively as the "Designated Shareholders") of PMC Commercial Trust, a Texas real estate investment trust ("Trust").

         WHEREAS, pursuant to an Agreement and Plan of Merger dated March 27, 2003 (the "Merger Agreement") between Trust and Capital, Capital will be merged with and into Trust (the "Merger") (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

         WHEREAS, pursuant to the Merger Agreement, and to induce Capital to enter into the Merger Agreement, Trust has agreed to use commercially reasonable efforts to cause the persons who are identified on Annex A to the Merger Agreement to execute and deliver to Trust a Voting Agreement; and

         WHEREAS, approximately 8.5% percent of the beneficial and record ownership of the issued and outstanding common shares of beneficial interest, $.01 par value per share, of Trust (the "Trust Shares") are held, in the aggregate, by the Designated Shareholders in the manner set forth on Exhibit A hereto.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DISPOSITION OF THE CAPITAL SHARES. Each Designated Shareholder agrees, for the period from the date hereof through the date on which the Merger is consummated or the Merger Agreement terminates, whichever is earlier (such period hereinafter referred to as the "Term"), that such Designated Shareholder, except as contemplated hereby, (a) will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Trust Shares now owned or hereafter acquired by such Designated Shareholder, except for transfers to independent charitable foundations or institutions and except for transfers approved in writing by Capital, (b) grant any proxies, deposit any Trust Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any Trust Shares or (c) take any action that would have the effect of preventing or disabling the Designated Shareholder from performing its obligations under this Agreement.

         2. VOTING. Each Designated Shareholder agrees during the Term to cast all votes attributable to the Trust Shares now and hereafter beneficially owned by such Designated Shareholder at any annual or special meeting of shareholders of Trust, including any adjournments or postponements thereof (a "Meeting"), (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby (including any amendment or modification of the terms of the Merger Agreement approved by the board of trust managers of Trust), and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the transactions contemplated thereby.

         3. NO SOLICITATION. From and after the date hereof and continuing until this provision terminates pursuant to Section 6 hereof and except as permitted by the Merger Agreement, such Designated Shareholder shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Competing Transaction. Such Designated Shareholder shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of Trust's Subsidiaries, (i) solicit or initiate any Competing Transaction, (ii) engage in negotiations or discussions concerning or provide any nonpublic information to any person or entity relating to, any Competing Transaction or (iii) agree to or approve any Competing Transaction.

         4. REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED SHAREHOLDERS. Each of the Designated Shareholders represents and warrants to Capital as follows:

                  a. Such Designated Shareholder has all necessary power, authority or competence to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to such Designated Shareholder or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which such Designated Shareholder is a party or by which such Designated Shareholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect such Designated Shareholder's ability to perform this Agreement.

                  b. Such Designated Shareholder is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of such Designated Shareholder's obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by such Designated Shareholder for the performance of such Designated Shareholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect such Designated Shareholder's ability to perform this Agreement.

                  c. The Trust Shares set forth opposite the name of such Designated Shareholder on Exhibit A hereto are the only the Trust Shares owned beneficially or of record by such Designated Shareholder or over which such Person exercises voting control and such Designated Shareholder has sole voting power to issue instructions with respect to the matters set forth in Section 2 hereof and sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and, subject to the receipt of any required governmental approvals, sole power to agree to all of the matters set forth in this Agreement with no limitations, qualifications or restrictions on such rights.

         5. UNDERSTANDING OF THIS AGREEMENT. Each Designated Shareholder has carefully read this Agreement and has discussed its requirements, to the extent such Designated Shareholder believes necessary, with its counsel (which may be counsel to Trust). The undersigned further understands that the parties to the Merger Agreement will be proceeding in reliance upon this Agreement.

         6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each Designated Shareholder, on the one hand, and Capital, on the other hand, shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable in Capital's reasonable judgment to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

         7. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Trust Shares shall terminate (a) in the event the Merger Agreement is terminated pursuant to Article XI thereof, upon such termination, and (b) in the event the Merger is consummated, at the Effective Time.

         8. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

         10. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         12. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         13. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         14. AMENDMENT; WAIVERS. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

         15. CONFLICT OF TERMS. In the event any provision of this Agreement is directly in conflict with, or inconsistent with, any provision of the Merger Agreement, the provision of the Merger Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf as of the date first written above.

                                    PMC CAPITAL, INC.


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    DESIGNATED SHAREHOLDERS



                                    -------------------------------------------
                                    Nathan G. Cohen

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Martha R. Greenberg

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Roy J. Greenberg

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Irving Munn

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Andrew S. Rosemore

                                    Spouse:
                                           ------------------------------------

                                    -------------------------------------------
                                    Lance B. Rosemore

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Ira Silver

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Barry N. Berlin

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Mary J. Brownmiller

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Cheryl T. Murray

                                    Spouse:
                                           ------------------------------------



                                    -------------------------------------------
                                    Jan F. Salit

                                    EXHIBIT A


                 DESIGNATED SHAREHOLDER                      SHARES
                 ----------------------                      ------
                    Nathan G. Cohen                            5,600
                  Martha R. Greenberg                         62,874
                   Roy J. Greenberg                            6,000
                      Irving Munn                              3,000
                  Andrew S. Rosemore                         214,375
                   Lance B. Rosemore                          37,270
                      Ira Silver                               3,000
                    Barry N. Berlin                            9,382
                  Mary J. Brownmiller                          1,474
                   Cheryl T. Murray                            2,200
                     Jan F. Salit                             10,653



                                  Exhibit A - 1